As filed with the Securities and Exchange Commission on November 4, 1998
                                                     Registration No. 333-53317
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3

                               AMENDMENT NO. 1 TO

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                PHYMATRIX CORP.
            (Exact name of registrant as specified in its charter)

                  Delaware                               65-0617076
       (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)                Identification No.)

                            777 South Flagler Drive
                           West Palm Beach, FL 33401
                                 (561) 655-3500
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                                ---------------

                                                        Copies to:
        Abraham D. Gosman                         James E. Dawson, Esq.
          PhyMatrix Corp.                     Nutter, McClennen & Fish, LLP
     777 South Flagler Drive                     One International Place
   West Palm Beach, FL 33401                      Boston, MA 02110-2699
        (561) 655-3500                               (617) 439-2000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
Approximate date of commencement of proposed sale to public: From time to time after the effective date
      of this Registration Statement, as determined by market conditions.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------
                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                              Proposed Maximum                                   Amount of
    Title of Each Class of Securities        Amount to be      Offering Price          Proposed Maximum         Registration
            to be Registered                  Registered        Per Share(1)     Aggregate Offering Price(1)        Fee
---------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value    10,547,204 shares        $3.50                $36,915,214             $10,575.13(2)
=================================================================================================================================



(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on November 2, 1998.
(2) $5,426.16 was previously paid on May 21, 1998 with respect to 1,800,000 shares.

                                ---------------
 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS


                               10,547,204 Shares


                                PhyMatrix Corp.

                                  Common Stock
                                ---------------

     This Prospectus relates to the resale of 10,547,204 shares of Common Stock, $.01 par value (the "Shares"), of PhyMatrix Corp., a Delaware corporation (the "Company"), which Shares are owned and may be offered and sold from time to time by certain persons and entities referred to herein as the "Selling Stockholders."

     The Shares may be offered from time to time by the Selling Stockholders in transactions on the Nasdaq National Market ("Nasdaq") or in privately-negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Specific information concerning the Selling Stockholders and their plan of distribution is set forth herein under "Selling Stockholders" and "Plan of Distribution."


     The Company will not receive any proceeds from the sale of the Shares. The Company is bearing certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.


     Shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), are quoted on Nasdaq under the symbol "PHMX." On November 2, 1998, the closing price reported for such shares on Nasdaq was $3.328.


                               ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                               ---------------

                The Date of this Prospectus is November 4, 1998

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               ----------------
                             AVAILABLE INFORMATION


     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto and the Company's period reports and other information filed with the Commission, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.


     The Company's Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq") under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference (i) its Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as amended on May 22, 1998,
(ii) its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998 and July 31, 1998, respectively, and (iii) its Current Reports on Form 8-K filed on May 22, 1998 and August 21, 1998. The Company hereby incorporates by reference the description of its Common Stock contained under (i) "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed with the Commission on January 19, 1996 and (ii) "Description of Capital Stock" in the Company's Registration Statement on Form S-4 (Reg. No. 333-09187), as amended to date.


     All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to any termination of the offering of the shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to Frederick R. Leathers, PhyMatrix Corp., 110 Cedar Street, Wellesley, Massachusetts 02181, or by telephone at (781) 416-5132.

                                  THE COMPANY

     The Company is a physician-driven, integrated medical management company that provides management services to the medical community. The Company also provides real estate development and consulting services to related and unrelated third parties for the development of medical malls, medical office buildings, and health parks. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and by managing independent physician associations and specialty care physician networks through management service organizations in which the Company has ownership interests. The Company also provides ancillary services including radiation therapy, diagnostic imaging, infusion therapy, home healthcare, lithotripsy services, ambulatory surgery and clinical research studies.


     The Company's principal place of business is 777 South Flagler Drive, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.


                                USE OF PROCEEDS

     The Shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds of the sale thereof.

                              SELLING STOCKHOLDERS

     The Company issued or agreed to issue the shares of Common Stock offered under this Prospectus in connection with business acquisitions or physician practice affiliations previously completed by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 for a description of such acquisitions and affiliations.

     The names of the Selling Stockholders, the number of Shares which may be offered from time to time by them under this Prospectus and information concerning any material relationships between the Company and the Selling Stockholders are set forth below and will be set forth as required in Supplements to this Prospectus or amendments to the Registration Statement. To the Company's knowledge based on information provided by each of the Selling Stockholders and except as noted below, (i) the Shares which may be offered pursuant to this Prospectus represent all the shares of Common Stock owned by the Selling Stockholders and (ii) no Selling Stockholder will hold 1% or more of the outstanding Common Stock of the Company following the sale of all of his, her or its Shares pursuant hereto. On November 2, 1998, there were 33,343,560 shares of Common Stock outstanding.



                                                Number of Shares
Selling Stockholder                           Which May Be Offered
-------------------------------------------- ---------------------
     Louis J. Falletta, D.P.M.(1) ..........       5,000,000
     Edward Klotz, M.D.(2) .................         472,204
     Hartz and Hartz, Ltd.(3) ..............       1,175,000
     Prom Medical Leasing, Inc.(4) .........         950,000
     Marvin Stein, M.D.(5) .................       1,000,000



     ------------
   (1) Dr. Falletta currently does not hold any shares of Common Stock. He is entitled to receive Common Stock, which may be sold under this Prospectus, valued at up to $10,000,000 (or 5,000,000 shares, based on an assumed value of $2.00 per share) pursuant to the terms of the Stock Purchase Agreement dated October 30, 1996 by and between a subsidiary of the Company and Dr. Falletta, pursuant to which such subsidiary of the Company acquired all of the outstanding shares of Physicians Consultant and Management Corporation, Physician Consultant and Management Corporation of New York and Physicians Consultant and Management Corporation of North Carolina.

   (2) Dr. Klotz currently holds 206,748 shares of Common Stock. He is entitled to receive Common Stock, which may be sold under this Prospectus, valued at up to $944,408 (or 472,204 shares, based on an assumed value of $2.00 per share) pursuant to the terms of the Stock Purchase Agreement dated April 4, 1997 by and between a subsidiary of the Company and Dr. Klotz, pursuant to which such subsidiary of the Company acquired all of the outstanding shares of Breathco Incorporated.


   (3) Hartz and Hartz, Ltd. ("H&H") currently holds 144,405 shares of Common Stock which may be sold under this Prospectus. H&H is entitled to receive additional Common Stock which may be sold under this Prospectus, valued at up to $2,350,000 (or 1,175,000 shares, based on an assumed value of $2.00 per share), pursuant to the terms of the Asset Acquisition Agreement dated April 17, 1998 by and among a subsidiary of the Company, Medical Research International, Inc., Stuart Hartz and Susan Hartz.

   (4) Prom Medical Leasing, Inc. ("Prom") currently holds no shares of Common Stock. Prom is entitled to receive Common Stock, which may be sold under this Prospectus, valued at up to $1,900,000 (or 950,000 shares, based on an assumed value of $2.00 per share) pursuant to the terms of the Asset Purchase Agreement dated March 10, 1998 by and among the Company, a subsidiary of the Company, Prom, Rimma Mazurovskaya and Irina Valevich.

   (5) As of July 1, 1998, Dr. Stein held 118,747 shares of Common Stock. He is entitled to receive Common Stock, which may be sold under this Prospectus, valued at up to $2,000,000 (or 1,000,000 shares, based on an assumed value of $2.00 per share) pursuant to the terms of the Stock Purchase Agreement dated November 28, 1997 by and between a subsidiary of the Company and Dr. Stein, pursuant to which such subsidiary of the Company acquired all of the outstanding shares of Urology Consultants of South Florida, Inc.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent.

     To the extent required, the aggregate principal amount of the Shares to be sold hereby, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in any accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any.

     The Shares which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of the Shares or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Stockholders and any broker-dealers, agent or underwriters that participate with the Selling Stockholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is paying all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholders to the public, other than selling commissions and fees.

                                 LEGAL MATTERS


     Certain legal matters in connection with the Shares being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company. Michael J. Bohnen, a partner of Nutter, McClennen & Fish, LLP, is Assistant Secretary of the Company.



                                    EXPERTS


     The consolidated balance sheets as of January 31, 1998 and January 31, 1997 and the consolidated statements of income, changes in shareholders' equity and cash flows for the years ended January 31, 1998 and 1997, and the combined statement of operations, changes in shareholders equity and cash flows for the year ended December 31, 1995 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The expenses in connection with the offering to which this Registration Statement relates, other than commissions, are to be borne by the Company and are estimated as follows:



       Securities and Exchange Commission
        Registration Fee ................    $10,575.13
       Accounting Fees ..................         5,000
       Legal Fees .......................        10,000
       Printing Expenses ................        10,000
       Miscellaneous Expense ............         1,000
       Total ............................    $36,575.13


Item 15. Indemnification of Directors and Officers

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

Item 16. List of Exhibits



Exhibit No.     Exhibit
-------------   -----------------------------------------------------------------
 *5.1           Opinion of Nutter, McClennen & Fish, LLP
+23.1           Consent of PricewaterhouseCoopers LLP
*23.2           Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)
*24.1           Power of Attorney (contained in Page II-4)


----------

+ Filed herewith.
* Previously filed.



Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of November 1998.

                                          PHYMATRIX CORP.



                                          By: /s/ Frederick R. Leathers

                                             ----------------------------------

                                             Frederick R. Leathers
                                             Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.



                *                               November 4, 1998
---------------------------------
Abraham D. Gosman
Chairman of the Board of Directors and
Chief Executive Officer
(Principal Executive Officer)


/s/ Frederick R. Leathers                       November 4, 1998
---------------------------------
Frederick R. Leathers
Chief Financial Officer
(Principal Financial and Accounting Officer)


                *                               November 4, 1998
---------------------------------
Robert A. Miller
President and Director


                *                               November 4, 1998
---------------------------------
Joseph N. Cassese
Director



---------------------------------
David Livingston, M.D.
Director

                  *                    November 4, 1998
---------------------------------
Stephen E. Ronai, Esq.
Director


                  *                    November 4, 1998
---------------------------------
Governor Hugh L. Carey
Director


                  *                    November 4, 1998
---------------------------------
John Chay
Director


                  *                    November 4, 1998
---------------------------------
Eric Moskow
Director


                  *                    November 4, 1998
---------------------------------
Michael T. Heffernan
Director



*By: /s/ Frederick R. Leathers
--------------------------------
     Frederick R. Leathers
     Attorney-in-Fact



Powers of Attorney have been previously filed with this Registration Statement.